Exhibit 99.1

For Immediate Release

MPG OFFICE TRUST ANNOUNCES COMPLETION OF
PLAZA LAS FUENTES MEZZANINE FINANCING

LOS ANGELES, December 2, 2011 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has completed an $11.25 million mezzanine financing secured by the Plaza Las Fuentes office property located in Pasadena, California. Net proceeds from the financing, totaling approximately $11 million, will be used for general corporate purposes.

The mezzanine loan bears interest at a fixed rate equal to 9.875%, matures on August 9, 2016, and is locked out from prepayment until June 30, 2013. Thereafter, the mezzanine loan can be repaid at any time prior to maturity, in whole or in part, without payment of any prepayment penalty or premium.

The Plaza Las Fuentes office property is also encumbered by a $33.6 million variable-rate senior mortgage loan that matures on August 9, 2016.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.
Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with the availability and terms of financing; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our loan modification and asset disposition efforts, including tax ramifications; risks associated with our liquidity situation; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with joint ventures; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with contingent guaranties by our Operating Partnership; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 16, 2011 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558